EXHIBIT 99.2

Babson Capital Global Short Duration High Yield Fund

Certificate

I, Kristin Goodchild, Assistant Secretary of Babson Capital Global Short Duration High Yield Fund (the “Trust”), hereby certify that the following resolutions were duly adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, on October 15, 2014 and remain in full force and effect.

RESOLVED:
That Great American and its affiliated companies carrying its group financial rating be, and they hereby are, approved for the bonding of officers and employees of BGH as required by law, including a requirement for a 60-day notice of any cancellation, termination or modification; that all officers and employees of BGH or of its investment adviser having access to the securities of BGH be bonded under a “Registered Management Investment Company Bond” jointly with MCI and MPV, the bond to be in the total amount of $2,175,000, to indemnify each BGH, MCI and MPV against larceny and embezzlement, which the Trustees, including a majority of those not “interested persons” (as defined by the 1940 Act) hereby, in light of the value and nature of the assets, the persons having access thereto and the custody arrangements therefore, find to be reasonable;

RESOLVED:
That the payment by BGH of its pro-rated portion of the estimated total 12-month premium of $4,000 for coverage commencing November 4, 2014 and ending November 3, 2015, is found to be reasonable and officers authorized to make disbursements are directed to pay the pro-rated portion;

RESOLVED:
That the Chairman, the President, a Vice President, the Chief Financial Officer, the Treasurer, or the Secretary be, and they each hereby are, authorized to enter into an agreement with the other insured providing that in the event recovery is received under the bond as a result of a loss sustained by the Funds, that each of BGH, MCI and MPV shall receive an equitable share of the recovery and at least equal to the amount it would have received under an individual bond for the minimum required coverage for BGH coverage of $900,000; for MCI coverage of $750,000; MPV coverage of $525,000; and

RESOLVED:
That the Secretary or any Assistant Secretary be, and they each hereby are, authorized to file a copy of this resolution and the bond or any other papers pertaining thereto with the SEC, to file all notices of claims and settlements under the bond as required by law and regulations of the SEC and to make such other filings and give such other notices as required by Rule 17g-1(g).

IN WITNESS WHEREOF, I have hereunto set my hand and the common seal of the Trust this 17th day of August, 2015.

  /s/ Kristin Goodchild
Kristin Goodchild
Assistant Secretary